Exhibit 99.A

FOR IMMEDIATE RELEASE

August 9, 2006

THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS ENDED JULY 1, 2006

•	Revenues for the third quarter increased 12%

•	EPS increased 36% to $0.53 compared to $0.39 in the prior-year quarter, reflecting growth in each operating segment, led by Studio Entertainment

BURBANK, Calif. – The Walt Disney Company today reported earnings for the third quarter and nine months ended July 1, 2006. Diluted earnings per share (EPS) for the third quarter increased 36% to $0.53, compared to $0.39 in the prior-year quarter. For the nine-month period, EPS increased 24% to $1.28, compared to $1.03 in the prior-year period. Net income for the third quarter and nine months ended July 1, 2006 was favorably impacted by a $30 million net benefit associated with the completion of the Pixar transaction. EPS was also impacted by the dilution from the shares issued in the Pixar acquisition.

“Disney’s strong third quarter financial results demonstrate the company’s unique ability to leverage great content across our many businesses,” said Robert A. Iger, President and CEO, The Walt Disney Company. “In recent months, we have released such highly successful creative product as Cars, High School Musical and Pirates of the Caribbean: Dead Man’s Chest, all of which are having a positive impact throughout our company, from merchandise sales to the Internet to home video to our theme parks. By investing in our pre-eminent core brands and adopting new platforms to enhance the entertainment experience, we intend to deliver our content to more people, more often, in more places, and thereby also deliver long-term growth to our shareholders.”

The following table summarizes the third quarter and nine-month results for fiscal 2006 and 2005 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	July 1, 2006	July 2, 2005	Change	July 1, 2006	July 2, 2005	Change
Revenues	$8,620	$7,715	12%	$25,501	$24,210	5%
Segment operating income (1)(2)	$2,046	$1,547	32%	$4,859	$4,257	14%
Net income	$1,125	$811	39%	$2,592	$2,154	20%
Diluted EPS	$0.53	$0.39	36%	$1.28	$1.03	24%
Cash provided by operations	$1,468	$1,800	(18)%	$3,649	$2,928	25%
Free cash flow (1)	$1,160	$1,386	(16)%	$2,879	$1,741	65%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows below.

(2)	Beginning in the first quarter of fiscal 2006, segment operating income includes equity in the income of investees. Results for the quarter and nine months ended July 2, 2005 have been reclassified to conform to the current year presentation.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-month segment operating results for fiscal 2006 and 2005 (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2006	July 2, 2005	Change	July 1, 2006	July 2, 2005	Change
Revenues:
Media Networks	$3,740	$3,386	10%	$10,965	$9,855	11%
Parks and Resorts	2,730	2,449	11%	7,383	6,663	11%
Studio Entertainment	1,705	1,462	17%	5,524	6,084	(9)%
Consumer Products	445	418	6%	1,629	1,608	1%

	$8,620	$7,715	12%	$25,501	$24,210	5%

Segment operating income (1) (2):
Media Networks	$1,152	$1,092	5%	$2,727	$2,463	11%
Parks and Resorts	549	437	26%	1,138	869	31%
Studio Entertainment	240	(44)	nm	515	520	(1)%
Consumer Products	105	62	69%	479	405	18%

	$2,046	$1,547	32%	$4,859	$4,257	14%

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures below.

(2)	Beginning in the first quarter of fiscal 2006, segment operating income includes equity in the income of investees. Results for the quarter and nine months ended July 2, 2005 have been reclassified to conform to the current year presentation.

Media Networks

Media Networks revenues for the quarter increased 10% to $3.7 billion and segment operating income increased 5% to $1.2 billion. The growth in segment operating income was due to improved performance at Cable Networks, partially offset by a decline at Broadcasting. The following table provides further detail of Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	July 1, 2006	July 2, 2005	Change	July 1, 2006	July 2, 2005	Change
Revenues:
Cable Networks	$2,164	$1,933	12%	$5,801	$5,362	8%
Broadcasting	1,576	1,453	8%	5,164	4,493	15%

	$3,740	$3,386	10%	$10,965	$9,855	11%

Segment operating income:
Cable Networks	$969	$839	15%	$2,150	$2,047	5%
Broadcasting	183	253	(28)%	577	416	39%

	$1,152	$1,092	5%	$2,727	$2,463	11%

Cable Networks

Operating income at Cable Networks increased $130 million to $969 million for the quarter primarily due to growth at ESPN. The increase at ESPN was driven by higher affiliate revenues from contractual rate increases, increased recognition of previously deferred revenues related to annual programming commitments and higher advertising revenues from higher ratings. During the quarter, ESPN recognized $106 million of previously deferred programming commitment revenues compared to $42 million in the prior-year quarter driven by new programming commitment provisions in affiliate contracts. The revenue increases at ESPN were partially offset by higher programming expenses, primarily due to the new Major League Baseball rights agreement, and increased costs associated with ESPN branded mobile phone services. Cable Networks operating income also benefited from the absence of an impairment charge for a cable television investment, which was recorded in the prior-year quarter, and growth at the domestic Disney Channel.

Broadcasting

Operating income at Broadcasting decreased $70 million to $183 million for the quarter primarily due to higher programming expenses at the ABC Television Network, the increased number and costs of pilot productions and costs associated with the launch of the Disney branded mobile phone service, partially offset by increased revenue due to higher advertising rates at the ABC Television Network.

Parks and Resorts

Parks and Resorts revenues for the quarter increased 11% to $2.7 billion and segment operating income grew 26% to $549 million due to increases at both of our domestic resorts and at Disneyland Resort Paris.

Operating income growth at our domestic resorts was primarily due to increased guest spending, theme park attendance and hotel occupancy. Higher guest spending was driven by higher average daily room rates and higher ticket prices. Increased theme park attendance and hotel occupancy for the quarter were favorably impacted by the shift in timing of the Easter holiday from the second quarter of fiscal 2005 to the third quarter of fiscal 2006 and positive responses to guest offerings such as Expedition Everest, Magic Your Way and Disney’s Magical Express. The revenue increases at our domestic resorts were partially offset by higher operating expenses, driven by increased volumes and costs associated with new guest offerings and attractions.

Operating income growth at Disneyland Resort Paris was primarily due to increased attendance and higher hotel occupancy which benefited from the timing of the Easter holiday season and enhanced marketing and sales offers implemented in conjunction with the opening of the Buzz Lightyear Laser Blast attraction.

Studio Entertainment

Studio Entertainment revenues for the quarter increased 17% to $1.7 billion and segment operating income increased $284 million to $240 million. Higher segment operating income was due to improvements in worldwide home entertainment and domestic theatrical motion picture distribution, partially offset by a decrease in international theatrical motion picture distribution.

Worldwide home entertainment growth was primarily due to the strong performance of The Chronicles of Narnia: The Lion, the Witch and The Wardrobe, lower distribution costs driven in part by fewer returns and reduced marketing expenditures.

The improvement in domestic theatrical motion picture distribution was driven by reduced distribution costs associated with Miramax releases in the current quarter and the stronger performing slate of titles, led by the most recent Disney/Pixar animated release, Cars. The decrease in international theatrical motion picture distribution resulted from higher distribution costs driven by the timing of marketing expenses for Cars which began its international release late in the quarter. Current quarter results in the theatrical markets were dampened by marketing expenses related to Pirates of the Caribbean: Dead Man’s Chest, which was released subsequent to the end of the quarter.

Consumer Products

Consumer Products revenues for the quarter increased 6% to $445 million and segment operating income increased 69% to $105 million.

Higher segment operating income for the quarter was primarily due to higher earned royalties in Merchandise Licensing, led by the strong performance of merchandise related to Cars and Pirates of the Caribbean. Revenues also increased at Buena Vista Games due to higher sales of self-published titles but were offset by higher costs of goods sold, product development spending on both current and future titles and marketing costs.

PIXAR ACQUISITION

On May 5, 2006, the Company completed an all-stock acquisition of Pixar, resulting in an increase of approximately 288 million in the then outstanding Disney shares on a diluted basis. The results of Pixar’s operations have been included in the Company’s consolidated financial statements since the closing date.

In connection with the acquisition, the Company recorded a net gain of $30 million after-tax. The principal components of this net gain were a non-cash, non-taxable gain from the deemed termination of the existing Pixar distribution agreement with the Company and impairment charges related to the abandonment of the Pixar sequel projects commenced by the Company prior to the acquisition.

CORPORATE AND OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses

Corporate and unallocated shared expenses for the quarter decreased from $137 million to $119 million primarily due to insurance reimbursements of previously expensed litigation costs and a write-down in the prior-year quarter related to the MovieBeam venture. These decreases were partially offset by transition costs in connection with the previously announced transfer of certain information technology functions and support services to third party service providers in the United States.

Net Interest Expense

Net interest expense was as follows (in millions):

	Quarter Ended
	July 1, 2006	July 2, 2005
Interest expense	$(158)	$(153)
Interest and investment income	25	19

Net interest expense	$(133)	$(134)

Net interest expense for the quarter was essentially flat as higher interest expense at Hong Kong Disneyland in the current quarter was offset by the absence of a partial write-down of an investment in a company that licenses technology to the MovieBeam venture which was recorded in the prior year. During the prior-year quarter, Hong Kong Disneyland’s interest expense was capitalized as the park was under construction.

Income Taxes

The effective income tax rate for the quarter remained flat at 33.8%. The current quarter benefited from the non-taxable gain on the deemed termination of the Pixar distribution agreement and the release of tax reserves related to the favorable resolution of certain state income tax matters. The 2005 quarter benefited from a favorable tax adjustment to a prior-year estimate.

Minority Interests

Minority interest expense increased from $47 million to $73 million due to the allocation of increased profits to the minority interest holder at ESPN and the allocation of decreased losses after royalties, financing costs and taxes to minority interest holders of Euro Disney.

Cash Flow

Cash provided by operations and free cash flow are detailed below (in millions):

	Nine Months Ended
	July 1, 2006	July 2, 2005	Change
Cash provided by operations	$3,649	$2,928	$721
Investments in parks, resorts and other property	(770)	(1,187)	417

Free cash flow (1)	$2,879	$1,741	$1,138

(1)	Free cash flow is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The Company generated $2.9 billion in free cash flow during the nine months compared to $1.7 billion in the prior-year period, reflecting an increase of $0.7 billion in cash provided by operations and a decrease of $0.4 billion in capital expenditures.

The increase in cash provided by operations was driven by improved performance at Media Networks and Parks and Resorts, partially offset by higher income tax payments and pension contributions.

The decrease in capital expenditures was primarily due to lower investment at Hong Kong Disneyland resulting from the substantial completion of the park prior to its opening at the end of fiscal 2005, as well as lower expenditures at the domestic theme parks.

Investments in parks, resorts and other property by segment are as follows (in millions):

	Nine Months Ended
	July 1, 2006	July 2, 2005
Media Networks	$120	$125
Parks and Resorts:
Domestic	385	497
International	182	482

Total Parks and Resorts	567	979

Studio Entertainment	24	26
Consumer Products	8	7
Corporate and unallocated	51	50

Total capital expenditures	$770	$1,187

Depreciation expense is as follows (in millions):

	Nine Months Ended
	July 1, 2006	July 2, 2005
Media Networks
Cable Networks	$60	$58
Broadcasting	77	75

Total Media Networks	137	133

Parks and Resorts
Domestic	608	578
International	207	149

Total Parks and Resorts	815	727

Studio Entertainment	20	20
Consumer Products	15	20

Segment depreciation expense	987	900
Corporate and unallocated	93	98

Total depreciation expense	$1,080	$998

Share Repurchases

During the first nine months of fiscal 2006, the Company repurchased 147 million shares for $4.1 billion, of which 80 million shares for $2.4 billion were purchased in the third quarter. As of July 1, 2006, the Company had authorization in place to repurchase approximately 302 million additional shares of which the Company has repurchased 67 million shares for slightly under $2.0 billion subsequent to quarter end through August 4, 2006.

Borrowings

Total borrowings and net borrowings are detailed below (in millions):

	July 1, 2006	Oct. 1, 2005	Change
Current portion of borrowings	$2,692	$2,310	$382
Long-term borrowings	9,974	10,157	(183)

Total borrowings	12,666	12,467	199
Less: cash and cash equivalents	(1,953)	(1,723)	(230)

Net borrowings (1)	$10,713	$10,744	$(31)

(1)	Net borrowings is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows below.

The total borrowings shown above include $3,228 million and $2,953 million attributable to our partially owned international theme parks as of July 1, 2006 and October 1, 2005, respectively. Cash and cash equivalents attributable to these international parks totaled $486 million and $535 million as of July 1, 2006 and October 1, 2005, respectively.

Non-GAAP Financial Measures

This earnings release presents net borrowings, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Net borrowings – The Company believes that information about net borrowings provides investors with a useful perspective on our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Free cash flow – The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.

Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to income before income taxes and minority interests is as follows (in millions):

	Quarter Ended		Nine Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Segment operating income	$2,046	$1,547	$4,859	$4,257
Corporate and unallocated shared expenses	(119)	(137)	(361)	(379)
Amortization of intangible assets	(3)	(3)	(8)	(8)
Gains on sale of equity investment and business	—	26	70	26
Restructuring and impairment (charges) and other credits, net	18	(2)	18	(26)
Net interest expense	(133)	(134)	(441)	(364)

Income before income taxes and minority interests	$1,809	$1,297	$4,137	$3,506

CONFERENCE CALL INFORMATION

In conjunction with this release, The Walt Disney Company will host a conference call today, August 9, 2006, at 5:30 AM PST/8:30 AM EST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 23, 2006 at 4:00 PM PST/7:00 PM EST.

FORWARD-LOOKING STATEMENTS

Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including: adverse weather conditions or natural disasters; health concerns; international, political, or military developments; technological developments; and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits, demand for our products and performance of some or all company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2005 and in subsequent reports on Form 10-Q under Item 1A, “Risk Factors”.

The Walt Disney Company

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in millions, except per share data)

	Quarter Ended		Nine Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Revenues	$8,620	$7,715	$25,501	$24,210
Costs and expenses	(6,832)	(6,433)	(21,366)	(20,703)
Gains on sale of equity investment and business	—	26	70	26
Restructuring and impairment (charges) and other credits, net	18	(2)	18	(26)
Net interest expense	(133)	(134)	(441)	(364)
Equity in the income of investees	136	125	355	363

Income before income taxes and minority interests	1,809	1,297	4,137	3,506
Income taxes	(611)	(439)	(1,444)	(1,225)
Minority interests	(73)	(47)	(101)	(127)

Net income	$1,125	$811	$2,592	$2,154

Earnings per share:
Diluted(1)	$0.53	$0.39	$1.28	$1.03

Basic	$0.54	$0.40	$1.31	$1.06

Weighted average number of common and common equivalent shares outstanding:
Diluted	2,147	2,096	2,045	2,105

Basic	2,071	2,031	1,978	2,039

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million and $16 million for the quarter and nine months ended July 1, 2006, respectively, and $5 million and $16 million for the quarter and nine months ended July 2, 2005, respectively.

The Walt Disney Company

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions, except per share data)

	July 1, 2006	October 1, 2005
ASSETS
Current assets
Cash and cash equivalents	$1,953	$1,723
Receivables	4,743	4,585
Inventories	641	626
Television costs	454	510
Deferred income taxes	749	749
Other current assets	625	652

Total current assets	9,165	8,845
Film and television costs	5,499	5,427
Investments	1,253	1,226
Parks, resorts and other property, at cost Attractions, buildings and equipment	28,406	27,570
Accumulated depreciation	(13,527)	(12,605)

	14,879	14,965
Projects in progress	936	874
Land	1,191	1,129

	17,006	16,968
Intangible assets, net	2,936	2,731
Goodwill	22,534	16,974
Other assets	964	987

	$59,357	$53,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$4,811	$5,339
Current portion of borrowings	2,692	2,310
Unearned royalties and other advances	1,848	1,519

Total current liabilities	9,351	9,168
Borrowings	9,974	10,157
Deferred income taxes	2,453	2,430
Other long-term liabilities	3,789	3,945
Minority interests	1,256	1,248
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 3.6 billion shares, Issued – 2.5 billion shares at July 1, 2006 and 2.2 billion shares at October 1, 2005	21,629	13,288
Retained earnings	19,848	17,775
Accumulated other comprehensive loss	(606)	(572)

	40,871	30,491
Treasury stock, at cost, 339.8 million shares at July 1, 2006 and 192.8 million shares at October 1, 2005	(8,337)	(4,281)

	32,534	26,210

	$59,357	$53,158

The Walt Disney Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Nine Months Ended
	July 1, 2006	July 2, 2005
OPERATING ACTIVITIES
Net income	$2,592	$2,154
Depreciation and amortization	1,088	1,006
Gains on sale of equity investment and business	(70)	(26)
Deferred income taxes	(132)	60
Equity in the income of investees	(355)	(363)
Cash distributions received from equity investees	361	279
Minority interests	101	127
Net change in film and television costs	444	263
Equity based compensation	285	279
Other	(134)	(182)
Changes in operating assets and liabilities, excluding effects of the Pixar acquisition:
Receivables	(142)	(261)
Inventories	(8)	41
Other assets	48	(41)
Accounts payable and other accrued liabilities	(310)	(347)
Income taxes	(119)	(61)

Cash provided by operations	3,649	2,928

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(770)	(1,187)
Sales of investments	1,073	15
Working capital proceeds from The Disney Store North America sale	—	100
Sales of equity investment and business	81	29
Other	(28)	(26)

Cash provided by (used in) investing activities	356	(1,069)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,381	819
Borrowings	448	245
Reduction of borrowings	(1,724)	(1,723)
Dividends	(519)	(490)
Repurchases of common stock	(4,056)	(1,361)
Euro Disney equity offering	—	171
Equity partner contributions	48	104
Exercise of stock options and other	647	368

Cash used by financing activities	(3,775)	(1,867)

Increase (decrease) in cash and cash equivalents	230	(8)
Cash and cash equivalents, beginning of period	1,723	2,042

Cash and cash equivalents, end of period	$1,953	$2,034